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                                                                  Exhibit 99.1


   JUDGE.COM EXPECTS 50% EPS GROWTH IN 2001 EXCLUSIVE OF TAX BENEFIT IN 2000;

         COMPANY SEES FOURTH QUARTER EARNINGS IN LINE WITH EXPECTATIONS;

                        CONTINUES STREAMLINING OPERATIONS

Philadelphia, PA - January 2, 2001 - Web-powered Information Technology staffing firm JUDGE.com, Inc. (NASDAQ:JUDG) today announced that it expects earnings to meet analysts' expectations of $0.09 per share, before one-time charges of approximately $0.05 per share related to restructuring, for the fourth quarter ended December 31, 2000. The Company plans to release its fourth quarter and 2000 earnings February 14, 2001.

The Company today released revenue and earnings expectations for calendar years 2001 and 2002. In 2001, the Company expects revenue to be in the range of $131 million to $134 million, which constitutes a 15% increase over estimated 2000 revenue, and expects earnings per share in the range of $0.29 to $0.31. For 2002, the Company expects an additional 15% growth in revenues over 2001, or between $149 million and $153 million with earnings between $0.40 and $0.42 per share. According to Chief Financial Officer Robert G. Alessandrini, CFA, "For 2001, we are looking for earnings per share of $0.05 in the first quarter, $0.07 in the second quarter, between $0.08 and $0.09 in the third quarter, and between $0.09 and $0.10 in the fourth quarter. These numbers reflect regular tax rates. By December 31, 2000 we will have completed our utilization of the federal tax benefits."

Chief Executive Officer Martin E. Judge, Jr. added, "We were very pleased that we accomplished the goals we set for the year 2000. We now have met or exceeded our plan for six straight quarters and look forward to continued success in 2001 and 2002. We will continue to streamline our operations in accordance with the strategic plan put into place in 1999. Although several subsidiaries will remain for now, the plan is to ultimately have four divisions all under the umbrella of the publicly traded company. These four divisions will be: Judge Technical Services, the Contract Placement division; Judge, Inc., the Permanent Placement division; Berkeley, the IT Training division; and the Internet division. The Internet division will be comprised of both our Internet job board and our Human Capital Management/Vendor on Premises ASP product. The Internet division will be renamed "JUDGE.com" to better highlight the Internet and web-based offerings in the Company. The publicly traded umbrella Company will become The Judge Group, Inc. effective January 15, 2001 in order to reflect our long-term goal to integrate all our subsidiaries into one IT staffing solutions company."

Richard T. Furlano, President of the Contract Placement division of the Company has stepped down effective January 1, 2001. In concert with the plan to streamline operations, his duties will be performed by Michael Dunn, who will also continue to perform his current duties as the President of the Permanent Placement division. According to Mr. Furlano, "After nine years at Judge, this was a very difficult decision for me. I believe that I leave the Company a stronger entity than it has ever been." Mr. Dunn states, "Rick is a close friend whom I greatly respect personally and professionally. I appreciate the business climate he has helped to create, and I have every confidence that we will keep the momentum going." Mr. Judge states, "Rick has done an excellent job for us in his nine years at the Company and we wish him every success in the future. We are looking forward to a very exciting 2001."

About JUDGE.com: JUDGE.com is tying talent to technology by integrating 30 years of IT staffing services experience with cutting edge technology to deliver efficient client services. With locations in 14 cities nationally, JUDGE.com offers total Internet and Information Technology staffing solutions through its web-based staffing, IT skills training, and food and pharmaceutical placement divisions. It is the mission of the Company to service the needs of its clients, its contractors and applicants, with the urgency required by the customer through professionalism, ethics and state of the art technology. For more information about JUDGE.com, visit our web site at www.judge.com.

This news release is being made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this news release may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the ability to attract and place qualified technical consultants, the ability to implement the controls necessary to reduce costs and improve revenues, the ability to execute our on-line business plan and overall strategic business plan, industry competition factors, and other factors identified in filings with the Securities and Exchange Commission.

Investor Contacts:  Robert Alessandrini, CFO  610-667-7700  investors@judge.com